January 4, 2006

Luke Friang

20614 NE 38th Street

Sammamish, WA  98074

Dear Luke:

We are delighted to extend you an offer to be Vice President and Chief Information Officer at drugstore.com*, starting on or about January 23, 2006, and no later than January 30, 2006.

We are offering you an annual salary of $205,000, which will be paid every two weeks in accordance with the Company's standard payroll policies. During 2006, you will be eligible to receive a pro-rated annual target bonus of an amount up to 25% of your annual salary, based on the achievement of pre-determined performance objectives. In addition, you will be eligible to receive a one-time bonus of up to $25,000 based on the achievement, within 6 months of your start date, of separate performance objectives to be agreed upon in writing by you and the Company's CEO within 30 days after your start date (the "6-Month Performance Objectives"). The determination of whether and to the extent the 6-Month Performance Objectives have been met, and the amount of the one-time bonus (if any) to be paid with respect to partial achievement of the 6-Month Performance Objectives, will be made by the CEO in her sole discretion. Executive bonus compensation for subsequent years will be determined by the Board of Directors and CEO. Your compensation package will be reviewed annually. Other company-provided benefits for which you are eligible, including health and welfare benefits, will be reviewed with you in detail on your first day of employment. With respect to vacation accrual, you will accrue 4 weeks of vacation per year.

At the start of your employment, you will be eligible for an option (the "Option") to purchase 250,000 shares of drugstore.com common stock (the "Option Shares"). Your Option will be granted by a committee of the board of directors as soon as practicable after you commence employment. Your vesting commencement date will be your first day of employment. The exercise price of the Option Shares will be determined by the committee and will be based upon fair market value on the Friday after you commence employment. The vesting schedule will be no less generous than that offered to new employees today (20% vest at 6 months and the remaining vesting quarterly for the 3.5 years following the initial vesting date). The Option will be subject to the terms of the Company's 1998 Stock Option Plan and the related Stock Option Agreement between you and drugstore.com*.

This offer is contingent upon your completion of our standard form Confidentiality and Inventions Agreement and employment application prior to commencing employment, copies of which are enclosed with this letter. If you have any questions about this agreement, please call us. This offer is also contingent upon the successful completion of a background check. The results must be reviewed and accepted by drugstore.com in accordance with our guidelines prior to your start date as stated in this offer letter. If the results are unacceptable, this offer will be rescinded.

Throughout your employment with drugstore.com, you will be an at-will employee. This means that you may terminate your employment with drugstore.com at any time with or without cause, and with or without notice. Similarly, drugstore.com may terminate your employment at any time, with or without cause, and with or without notice. Your at-will employment status may not be orally altered by any drugstore.com employee, and may be altered in writing only by the CEO of the Company.

Congratulations! All of us at drugstore.com are very excited that you're joining the team and look forward to a beneficial and rewarding relationship. Kindly indicate your consent to the terms in this offer letter by signing and returning a copy to us at your earliest convenience.

Sincerely,

/s/ Dawn Lepore

Dawn Lepore

Chief Executive Officer

Agreed and Accepted: ____/s/ Luke Friang____ Date: 1/09/2006 Luke Friang

*drugstore.com and/or its affiliates and subsidiaries